Exhibit 99.a

AUDITED FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE

NOVA Chemicals Inc. Savings and Profit Sharing Plan for U.S. Employees
Years Ended December 31, 2006 and 2005
With Report of Independent Registered Public Accounting Firm

NOVA Chemicals Inc.
Savings and Profit Sharing Plan for U.S. Employees

Audited Financial Statements
and Supplemental Schedule

Years Ended December 31, 2006 and 2005

Report of Independent Registered Public Accounting Firm

The Audit, Finance and Risk Committee

NOVA Chemicals Inc. Savings and Profit Sharing Plan for U.S. Employees

We have audited the accompanying statements of net assets available for benefits of the NOVA Chemicals Inc. Savings and Profit Sharing Plan for U.S. Employees as of December 31, 2006 and 2005, and the related statements of changes in net assets available for benefits for the years then ended.  These financial statements are the responsibility of the Plan’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Plan’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2006 and 2005, and the changes in its net assets available for benefits for the years then ended, in conformity with U.S. generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedule of assets (held at end of year) as of December 31, 2006 is presented for purposes of additional analysis and is not a required part of the financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.

May 23, 2007

NOVA Chemicals Inc.

Savings and Profit Sharing Plan for U.S. Employees

Statements of Net Assets Available for Benefits

	December 31
	2006	2005

Assets
Investments, at fair value (Note 3)	$127,270,183	$129,110,943
Participant loans	1,976,606	2,068,426
Total investments	129,246,789	131,179,369

Cash, non-interest bearing	37,859	22,660
Dividends receivable	32,084	32,589
Net assets available for benefits, at fair value	129,316,732	131,234,618

Adjustment from fair value to contract value for fully benefit responsive investment contracts	132,193	117,140

Net assets available for benefits	$129,448,925	$131,351,758

See accompanying notes.

NOVA Chemicals Inc.

Savings and Profit Sharing Plan for U.S. Employees

Statements of Changes in Net Assets Available for Benefits

	Years Ended December 31
	2006	2005

Investment income (expense):
Interest	$501,942	$409,786
Dividends	7,891,664	3,918,571
Realized and unrealized depreciation in fair value of investments (Note 3)	(544,263)	(9,720,454)
Net investment income (expense)	7,849,343	(5,392,097)

Contributions:
Employer	3,351,176	3,468,772
Participating employees	8,346,450	8,535,983
Employee rollovers	497,904	541,872
	12,195,530	12,546,627
Total investment income (expense) and contributions	20,044,873	7,154,530

Distributions to participants	(21,846,144)	(7,010,660)
Transfers (from) to the Plan	(98,062)	1,992
Other	(3,500)	(3,450)
(Decrease) increase in net assets available for benefits	(1,902,833)	142,412

Net assets available for benefits at beginning of year	131,351,758	131,209,346
Net assets available for benefits at end of year	$129,448,925	$131,351,758

See accompanying notes.

NOVA Chemicals Inc.
Savings and Profit Sharing Plan for U.S. Employees

Notes to Financial Statements

December 31, 2006 and 2005

1. Description of the Plan

The following description of the NOVA Chemicals Inc. Savings and Profit Sharing Plan for U.S. Employees (the Plan) provides only general information. Participants should refer to the Plan Document and the Summary Plan Description for a more complete description of the Plan’s provisions.

General

The Plan is a defined contribution plan which was established by the Board of Directors of NOVA Chemicals Inc. (the Company or Employer) (formerly Novacor Chemicals Incorporated) to provide employees of the Company and designated affiliates with the opportunity to save for their future financial needs. Employees are eligible to participate in the Plan at the beginning of the first month following their employment. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

Contributions

Participants may make qualified contributions to the Plan of not less than one percent (1%) nor more than one hundred percent (100%) (sixteen percent (16%) for highly compensated employees) of their pretax or after-tax base pay, not exceeding $15,000 and $14,000 in total in calendar years 2006 and 2005, respectively. All employee contributions are made through payroll deductions. On the first day of the month following completion of twelve months of service, employees are eligible for an employer contribution of two percent (2%) of base pay, and a match of one percent (1%) for each personal one percent (1%) contribution, up to two percent (2%) for personal contributions against base pay. The Plan also includes a profit-sharing component whereby employees can receive up to six percent (6%) of their base pay and are given the option of investing it in the Plan. Total contributions are subject to maximum and minimum contribution limitations as determined by the Internal Revenue Service. Contributions and any investment earnings are not taxable until withdrawn.  Participant contributions and those made on their behalf and investment earnings thereon are directed by the individual Plan participants to investment choices offered under the Plan.

Participant Accounts, Vesting, and Distributions

Each participant’s account is credited with the participant’s and employer’s contributions and allocations of the Plan’s earnings. Allocations are based on participant account balances. Each participant is, at all times, one hundred percent (100%) vested in their account. Upon normal retirement or termination of employment, participants or beneficiaries may receive the value of his/her account. Distributions are made in lump-sum payments.

Participant Loans

Loans are available to all participants, other than participants who have terminated employment from the Company, enabling them to borrow a minimum of $1,000 up to the lesser of $50,000 or fifty percent (50%) of the participant’s vested account balance, not including the NOVA Chemicals Stock Fund. The loans bear interest at a rate commensurate with local prevailing rates as determined by the plan administrator. The current loan accounts bear interest at rates of nine percent (9%) to ten percent (10%), are secured by the assets in the member’s account, and must be repaid within five years.

Administration

The Company is the designated administrator of the Plan. The Company may delegate its administrative responsibilities to another person or persons, but shall remain the named fiduciary under ERISA, as amended.

Trustee

The investments are held under the terms of a trust agreement with The Charles Schwab Trust Company.

Termination Provisions

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions and terminate the Plan subject to the provisions of ERISA.

2. Summary of Significant Accounting Policies

Use of Estimates and Basis of Accounting

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

As described in Financial Accounting Standards Board Staff Position, FSP AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined Contribution Health and Welfare and Pension Plans (the “FSP”), investment contracts held by a defined contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the plan. As required by the FSP, the Statements of Net Assets Available for Benefits presents the fair value of the investment contracts as well as the adjustment of the fully benefit responsive investment contracts from fair value to contract value. The Statements of Changes in Net Assets Available for Benefits is prepared on a contract value basis.

Reclassifications

Certain amounts in the 2005 financial statements have been reclassified to conform with the 2006 presentation.

Investment Valuation and Income Recognition

Except for investment contracts, the Plan’s investments are stated at fair value which equals the quoted market price on the last business day of the Plan year.  The shares of registered investment companies are valued at quoted market prices which represent the net asset values of shares held by the Plan at year-end.  The participant loans are valued at their outstanding balances, which approximate fair value.

Investment contracts are stated at contract value which is equal to principal balance plus accrued interest. As provided in the FSP, an investment contract is generally permitted to be valued at contract value, rather than fair value, to the extent it is fully benefit-responsive. The fair value of the investment contract is calculated by discounting the related cash flows based on current yields of similar instruments with comparable durations.

Purchases and sales of securities are recorded on a trade-date basis.  Interest income is recorded on the accrual basis.  Dividends are recorded on the ex-dividend date.

Administrative Costs

All investment fees (included in Other on the Statements of Changes in Net Assets Available for Benefits) are paid from the Plan’s assets. All other administrative costs are paid by the Plan’s sponsor with the exception of the origination fee for loans, which are paid directly by the employee.

3. Investments

Investments that represent five percent (5%) or more of the fair value of the Plan’s net assets are as follows:

	December 31
	2006	2005

NOVA Chemicals Stock Fund	$22,635,240	$29,675,566
Vanguard Index Trust 500 Portfolio	15,742,073	15,007,539
Fidelity Magellan Fund	14,771,591	16,588,045
Fidelity Equity Income II Fund	11,787,172	11,731,589
ING International Value Fund	10,337,282	7,366,832
Schwab Stable Value Fund	10,151,485	10,941,574
PIMCO Total Return Fund	7,345,978	7,898,854

During 2006 and 2005, the Plan’s investments (including investments purchased, sold, as well as held during the year) (depreciated) appreciated in fair value as determined by quoted market prices as follows:

	December 31
	2006	2005

Common stock	$(4,463,916)	$(11,136,595)
Common collective trusts	1,243,153	453,431
Shares of registered investment companies	2,676,500	962,710
	$(544,263)	$(9,720,454)

4. Risks and Uncertainties

The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the Statements of Net Assets Available for Benefits.

5. Income Tax Status

The Plan has received a determination letter from the Internal Revenue Service dated October 27, 2003, stating that the Plan is qualified under Section 401(a) of the Internal Revenue Code (the Code) and, therefore, the related trust is exempt from taxation. Subsequent to this determination by the Internal Revenue Service, the Plan was amended. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The plan administrator believes the Plan is being operated in compliance with the applicable requirements of the Code and, therefore, believes that the Plan, as amended, is qualified and the related trust is tax-exempt.

6. Reconciliation of Financial Statements to Form 5500

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:

December 31 2006

Net assets available for benefits per the financial statements	$129,448,925
Investment contract valuation – adjustment between fair value and contract value	132,193
Net assets available for benefits per the Form 5500	$129,316,732

7. Subsequent Event

Effective January 1, 2007, NOVA Chemicals increased the match for participating employee voluntary contributions by one percent (1%).

Supplemental Schedule

NOVA Chemicals Inc.
Savings and Profit Sharing Plan for U.S. Employees

EIN #36-3203832          Plan #020

Schedule H, Line 4i – Schedule of Assets

(Held at End of Year)

December 31, 2006

Description of Assets	Units/Shares	Cost	Current Value

Investments:
NOVA Chemicals Corp C/S (1)	811,299	13,936,136	22,635,240
Vanguard Index 500	120,546	13,288,121	15,742,073
Fidelity Magellan	165,009	16,739,772	14,771,591
Fidelity Equity Income II	486,269	11,431,237	11,787,172
ING Intl Value Cl A	502,297	8,595,934	10,337,282
Schwab Stable Value Fund (1)	610,546	9,355,280	10,151,485
PIMCO Total Return Fund	707,705	7,483,828	7,345,978
Goldman Sachs Mid Cap Value A	149,144	5,381,686	5,761,430
Goldman Sachs Small Cap Value A	118,065	4,936,029	5,207,825
Europacific Growth R4	93,752	4,011,545	4,310,734
WF Advantage Growth Fund	147,408	3,348,143	3,349,100
TransCanada Pipelines C/S (1)	86,097	825,381	3,009,090
Brown Cap Mgmt Small Co Instl	78,836	2,430,287	2,570,061
Schwab Managed Ret 2020 CL II (1)	150,323	2,284,182	2,513,404
Goldman Sachs Growth Oppor A	93,484	1,979,218	2,031,397
Schwab Managed Ret 2010 CL II (1)	95,571	1,331,789	1,437,383
Franklin Capital Growth Cl A	139,761	1,528,044	1,656,171
Schwab Managed Ret 2030 CL II (1)	95,868	1,552,570	1,735,206
Schwab Managed Ret 2040 CL II (1)	49,300	848,765	916,489
Schwab Money Funds (1)	1,072	1,072	1,072
Total investments		111,289,019	127,270,183

Other:
Participant loans (2)	1,976,606	1,976,606	1,976,606
		113,265,625	129,246,789

(1)                                  Represents party in interest to the Plan.

(2)                                  Loans are available to all participants enabling them to borrow up to the lesser of $50,000 or fifty percent (50%) of the participant’s account balance, not including the NOVA Chemicals Stock Fund. The current loan accounts bear interest at rates of nine percent (9%) to ten percent (10%), are secured by the assets in the member’s account, and must be repaid within five years.